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January 30, 1995



Dear Fellow Shareowners:

Since the past month has been an eventful and exciting period for Centocor, we wanted to summarize our recent announcements and provide you with a brief update. Through the hard work and cooperation of Centocor people, our partners and the regulatory agencies, we have received the following product approvals and recommendations:

1) December 22, 1994: Centocor and Eli Lilly and Company announced that the U.S. Food and Drug Administration (FDA) granted a license to market ReoPro(TM) in the United States. ReoPro(TM) is indicated for the reduction of acute cardiac complication in patients undergoing angioplasty procedures who are at high risk of abrupt closure. It will be marketed and distributed by Eli Lilly and Company worldwide.

       On the same day, Centocor and Lilly announced that the Committee for Proprietary Medicinal Products (CPMP) of the European Union issued a positive opinion regarding the granting of marketing authorization in 11 of 12 member states in Europe for ReoPro(TM). The issuance of national licenses and approvals for pricing and reimbursement applications is still pending.

2) January 4, 1995: Centocor and Wellcome Foundation, Ltd. announced that the Paul Ehrlich Institute, the German regulatory body for vaccines and antibodies, had granted marketing authorization for the use of Panorex(TM) as adjuvant therapy in the treatment of post-operative colorectal cancer. Centocor will manufacture Panorex(TM) and the Wellcome Foundation, Ltd. will market and distribute the product.

3) January 10, 1995: Centocor announced that the FDA granted clearance/approval to market two diagnostic test kits addressing syphilis and ovarian cancer. CAPTIA (TM) Syphilis-G, is an infectious disease serology test for use as a primary screening method for the detection of Treponema pallidum antibodies in human serum or plasma, as performed in blood bank or plasma center testing laboratories. CA 125 II (TM), a second generation cancer assay, received premarket approval application
       (PMA) supplement approval for use as an aid in the detection of residual epithelial ovarian cancer.





























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Centocor also announced on January 5, 1995, the settlement of the patent litigation regarding ReoPro(TM) and certain other of the Company's products which was filed by Genentech, Inc. in the United States District Court for the Northern District of California.

In addition to these recent announcements, there has been a good deal of public discussion about our 1995 goal of profitability, and I would like to give some insight into that goal. While no company -- including Centocor -- can make promises and give assurances surrounding its future financial performance, we felt it was the right time to signal to our employees and shareowners that we should be measured not solely on scientific advancements and technological innovation. In 1995, with several products approved, we should focus on translating our strengths into an improved sales and earnings picture, as well. To that end, we have articulated many times that, while we are flexible in our planning and approach, our goal for 1995 would be to achieve profitability.

To become profitable, it is clear that we need several things to occur: we must have early and strong market acceptance for both ReoPro(TM) and Panorex(TM); we must develop growth in our core Diagnostics business that is better than the current industry rate; we must conclude a financially sound long-term strategic alliance for our CenTNF(TM) product (for rheumatoid arthritis and inflammatory bowel disease); and, we must continue to aggressively manage our internal cost structure. Of course, if these developments do not occur, our goal of profitability this year would not be attained, and we would show an operating loss. All of our actions will be aimed at balancing the near-term financial prospects of the company with its long term health. Our top priority remains: increasing the value of Centocor for its shareowners.

With several noteworthy announcements behind us and several operational challenges ahead, we look forward to another year of growth and increased focus.

Thank you for your continued support.

Regards,



David P. Holveck
President and CEO